Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of HUTCHMED (China) Limited of our report dated March 5, 2026 relating to the consolidated financial statements of Shanghai Hutchison Pharmaceuticals Limited, which appears in HUTCHMED (China) Limited’s Annual Report on Form 20-F for the year ended December 31, 2025.

/s/ PricewaterhouseCoopers Zhong Tian LLP
Shanghai, the People’s Republic of China
June 9, 2026